Exhibit 5.1

                            MORRISON & HECKER L.L.P.
                                ATTORNEYS AT LAW

                                2600 Grand Avenue
                                  Kansas City,
                                    Missouri
                                   64108-4606
                                 Telephone (816)
                                    691-2600
                                  Telefax (816)
                                    474-4208


                                 August 24, 1998



Kinder Morgan Energy Partners, L.P.
1301 McKinney Street , Suite 3450
Houston, Texas  77010

     Re: Common Units

Ladies and Gentlemen:

     We have acted as your counsel in connection with the preparation of a Registration Statement on Form S-3, as amended, (Registration No. 333-_____) (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement covers 2,121,033 Common Units ("Common Units") representing limited partner interests in the Partnership to be sold by the selling unitholders set forth in the prospectus included as part of the Registration Statement (the "Prospectus"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Prospectus.

     This Opinion Letter is governed by, and shall be interpreted in accordance with the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law
(1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. The opinions expressed herein are given only with respect to the present status of the substantive laws of the State of Delaware. We express no opinion as to any matter arising under the laws of any other jurisdiction.

     In rendering the opinions set forth below, we have examined and relied on the following: (1) the Registration Statement, including the Prospectus; (2) the Partnership's Second Amended and Restated Agreement of Limited Partnership dated January 14, 1998 (the "Partnership Agreement"); and (3) such other documents, materials, and authorities as we have deemed necessary in order to enable us to render our opinions set forth below.

Kinder Morgan Energy Partners, L.P.
August 24, 1998
Page Two


     Based on and subject to the foregoing and other qualifications set forth below, we are of the opinion that the Common Units to be sold by the selling unitholders as contemplated by the Registration Statement and the Prospectus are duly authorized and validly issued and, on the assumption that the limited partners of the Partnership take no part in the control of the Partnership's business and otherwise act in conformity with the provisions of the Partnership Agreement (Articles VI and VII) regarding control and management of the Partnership, such Common Units are fully paid and nonassessable.

     We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the reference of this firm under the heading "Legal Matters" in the Prospectus forming part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                           Very truly yours,

                           MORRISON & HECKER L.L.P.


                           /s/ Morrison & Hecker L.L.P.